AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

This Amendment, dated as of May 14, 2020, is to each Investment Management Agreement, as amended and/or restated to date (each, an “Agreement”), by and between each Investment Manager identified on Schedule A, each a registered investment adviser (the “Investment Manager”), and each registered investment company (each, an “Investment Company”), on behalf of itself and, as applicable, its separate series (each, a “Series”) identified opposite the Investment Manager’s name on Schedule A.

WITNESSETH:

WHEREAS, the Investment Manager and each Investment Company, on behalf of itself and, as applicable, each Series, wish to amend the applicable Agreement as provided herein; and

WHEREAS, the Board of Trustees of the Investment Company, including a majority of Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Investment Company, approved the following amendment at a meeting on May 14, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Agreement is amended to include a new appropriately numbered paragraph/section, as applicable, at the end of the Agreement as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

Each Investment Manager listed on Schedule A

Franklin Mutual Advisers, LLC

By:       /s/ Peter Langerman
Name: Peter Langerman
Title:   Executive Vice President

K2/D&S Management Co., L.L.C.

By:       /s/ Andrew A. Kandiew
Name: Andrew A. Kandiew
Title:   Head of Operations and Operational Due Diligence

Each Investment Company and, as applicable, each Series listed on Schedule A

By:       /s/ Steven J. Gray
Name: Steven J. Gray
Title:   Vice President and Secretary

Schedule A

Investment Company and Series	Investment Manager
Franklin Value Investors Trust
Franklin MicroCap Value Fund	Franklin Mutual Advisers, LLC
Franklin Mutual U.S. Value Fund	Franklin Mutual Advisers, LLC
Franklin Small Cap Value Fund	Franklin Mutual Advisers, LLC

Franklin Mutual Series Funds
Franklin Mutual Beacon Fund	Franklin Mutual Advisers, LLC
Franklin Mutual European Fund	Franklin Mutual Advisers, LLC
Franklin Mutual Financial Services Fund	Franklin Mutual Advisers, LLC
Franklin Mutual Global Discovery Fund	Franklin Mutual Advisers, LLC
Franklin Mutual Quest Fund	Franklin Mutual Advisers, LLC
Franklin Mutual Shares Fund	Franklin Mutual Advisers, LLC

Franklin Alternative Strategies Funds
Franklin K2 Alternative Strategies Fund	K2/D&S Management Co., L.L.C.
Franklin K2 Long Short Credit Fund	K2/D&S Management Co., L.L.C.

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